Exhibit 99.1

Prospect Capital Corporation Announces Launch of
Cash Tender Offer For Any and All of its Outstanding
3.706% Notes due 2026

NEW YORK, NY — (GLOBE NEWSWIRE) — April 9, 2025 — Prospect Capital Corporation (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding notes listed below. The Tender Offer will expire at 5:00 p.m., New York City time, on April 17, 2025, or any other date and time to which the Company extends the Tender Offer (such date and time, as it may or may not be extended, the “Expiration Time”). The Tender Offer is made pursuant to an Offer to Purchase dated today and related notice of guaranteed delivery, which set forth the terms and conditions of the Tender Offer.

Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount	Tender Offer Consideration(1)

3.706% Notes due 2026 (the “Notes”)	74348TAU6 / US74348TAU60	$342,947,000	$990.00
(1)Per $1,000 principal amount of 2026 Notes validly tendered on or prior to the Expiration Time and accepted for purchase by the Company.
The consideration to be paid for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time will be as set forth in the table above, plus accrued and unpaid interest on the Notes, if any, from the applicable last interest payment date up to, but not including, the Settlement Date (as defined herein). The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Time and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Time. Assuming the Tender Offer is not extended, the Company expects that the Tender Offer will settle and payment will be made on April 22, 2025 (the “Settlement Date”).

As described in the Offer to Purchase, tendered Notes may be validly withdrawn at any time prior to or at, but not after, the Expiration Time, unless the Company amends the Tender Offer, in which case the withdrawal rights may be extended as the Company determines, to the extent required by law. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. If any Notes remain outstanding after the consummation of the Tender Offer, the Company may, to the extent permitted by applicable law or the relevant terms and conditions of the Notes, continue to acquire, from time to time, the Notes, including through open market purchases, privately negotiated transactions, one or more tender offers, redemptions, exchange offers or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration or otherwise on terms more or less favorable than those contemplated in the Tender Offer.

If certain requirements set forth in the Offer to Purchase are met, the Company has agreed to pay a retail processing fee of $1.00 for each $1,000 principal amount of the Notes that are validly tendered and accepted for purchase pursuant to the Tender Offer to retail brokers that are appropriately designated by their tendering holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of Notes validly tendered and accepted for purchase is $100,000 or less.
The Company has retained RBC Capital Markets, LLC to serve as the Dealer Manager for the Tender Offer. Questions and requests for assistance regarding the Tender Offer should be directed to RBC Capital Markets, LLC at +1 (212) 618-7843 (collect) or +1 (877) 381-2099 (toll free).

The Company intends to fund the purchase price for the Notes tendered in the Tender Offer with cash on hand and borrowings under the Company’s revolving credit facility.

The Company has retained D.F. King & Co., Inc. to serve as the Information and Tender Agent for the Notes in the Tender Offer.
The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, a copy of which may be obtained from D.F. King & Co., Inc. at (212) 269-5550 (Banks and Brokers) or (800) 967-5068 (toll free), or via psec@dfking.com.

Copies of the Offer to Purchase and Retail Processing Fee From are also available at the following web address: http://www.dfking.com/psec.
This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase, as it may be amended or supplemented. The Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, the Dealer Manager, or the Information and Tender Agent are making any recommendation as to whether or not holders should tender their Notes in connection with the Tender Offer.
About Prospect Capital Corporation
Prospect Capital Corporation is a business development company that focuses on lending to and investing in private businesses. Prospect's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Prospect is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. Prospect has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. These forward-looking statements include statements regarding expectations as to the completion of the transaction contemplated by the Tender Offer. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702